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EXHIBIT 11.1


                               TRITEAL CORPORATION
              STATEMENT REGARDING CALCULATION OF NET LOSS PER SHARE


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                                                     THREE MONTHS ENDED              Six Months Ended
                                                       SEPTEMBER 30,                  September 30,
                                                   ----------------------        -----------------------
                                                     1996          1995            1996           1995
                                                   --------      --------        --------       --------
                                                      (Amounts in thousands, except per share data)
Net loss ...................................       $  (253)       $(1,555)       $(1,247)       $(2,454)
                                                   =======        =======        =======        =======
 Average common shares outstanding .........         6,517          3,493          5,015          3,493
 Adjustments to reflect requirements of the
   Securities and Exchange Commission
    (Effect of SAB 83) .....................         1,138          2,492          1,811          2,492
 Effect of assumed conversion of Series A
   convertible preferred shares from date of
   issuance ................................           332            727            528            727
                                                   -------        -------        -------        -------
 Adjusted shares outstanding ...............         7,987          6,712          7,354          6,712
                                                   =======        =======        =======        =======
 Net loss per share ........................       $  (.03)       $  (.23)       $  (.17)       $  (.37)
                                                   =======        =======        =======        =======
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